Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
May 1, 2008

Thank you Steve and good morning everyone!

My comments relate primarily to the first quarter of 2008. We will file our Form 10-Q this morning. You will find more details there about our first quarter.

For the first quarter of 2008, we reported earnings of 81 cents per diluted share from continuing operations. This compares with 74 cents per share from continuing operations in the same quarter of 2007. Revenues for the first quarter of 2008 increased 8.5% over the same quarter last year.

Earnings from continuing operations exceeded the high end of our guidance by 7 cents per share. These positive results were primarily due to the following:

•	excellent operational performance in our Rail and Inland Barge groups, and

•	improved results from our structural wind towers business.

Rail Group
Moving to our Rail Group.

Revenues for this group were flat on a quarter-over-quarter basis. Rail Group sales to Trinity’s Leasing and Management Services Group were $217 million in the first quarter of 2008 with profits of $31.2 million, or approximately 25 cents per diluted share. This compares with sales to our Leasing Group in the first quarter of 2007 of $173 million with profits of $28.2 million or 23 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 13.6%.

At this time, we anticipate margins for the Rail Group of between 11% and 12% for the second quarter. As we look forward, we expect margins of between 6% and 9% for the second half of the year. This margin level represents the competitive pricing environment, the mix of car types to be built during the year and recently announced raw material price increases.

The Rail Group backlog as of March 31, 2008 consisted of approximately 27,960 railcars, with an estimated sales value of $2.4 billion. Our railcar backlog is broken down approximately as follows:

Backlog to our Leasing Company Backlog to TRIP Backlog to third parties	$1.1 billion, $500 million and $750 million

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s first quarter performance was once again very strong, posting revenues of $138 million and operating profit of $26.5 million. $2 million of the operating profit is the result of unclaimed damages in the class action lawsuit for which Trinity received a refund. The results of the Inland Barge Group continue to reflect a high level of operational excellence. This group’s backlog, as of March 31, 2008, totaled approximately $792 million. This compares with $569 million one year ago.

We anticipate Inland Barge revenues of between $140 — $150 million per quarter for the remainder of 2008. Operating profit margins are expected to range between 15% and 17% for the same period.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the first quarter, this group’s revenues were $130 million. Operating profits were $18.2 million with an operating profit margin of 14.1%. The Energy Equipment Group’s revenue growth continues to be driven by our structural wind towers business. The first quarter operating profit margin represents an operational improvement in our newer plants. We see annual revenue for 2008 of between $580 and $600 million for the segment. Wind tower revenue should account for approximately $390 million of this total.

Construction Products Group
Revenues for our Construction Products Group grew slightly when compared to the same quarter of the previous year. Operating profit was $12.2 million for the quarter, representing a 21% improvement over last year.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $120 million compared with $71 million in the same quarter of 2007. Operating profit was $34 million with $7.4 million resulting from car sales. During the first quarter, car sales from the fleet were $49.7 million. TRIP accounted for $38 million of those sales. In addition, TRIP purchased $146 million worth of railcars from our manufacturing companies during the quarter.

For 2008, we anticipate between $650 and $750 million in net additions to our Trinity Leasing fleet. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet.

Consolidated
Moving to our consolidated results.

For 2008, we expect non-leasing capital expenditures of between $180 and $190 million.

During the second quarter, we expect to defer approximately $250 million in revenue and between $28 and $32 million in operating profits as we grow our own leasing business and sell cars to TRIP. This represents between 23 and 26 cents per diluted share.

We anticipate earnings from continuing operations for the second quarter of 2008 to range between 85 and 90 cents per diluted share. Our 2008 full year guidance is $3.20 to $3.45 per diluted share.

Included in our assumptions for 2008 are:

•	normal weather conditions,

•	no unanticipated adverse resolution of legal matters,

•	railcar demand remaining at moderate levels.

Clearly Trinity is a large buyer of steel products. As many of you are aware there have been recent announcements regarding increased pricing in the steel marketplace. Trinity’s cost coverage program involves a combination of:

•	customer contracts with escalation clauses,

•	firm purchase order contracts with our suppliers and,

•	the use of raw materials in inventory.

Cost pressures for the steel industry surrounding scrap, iron ore and coal have resulted in a new round of negotiations with the OEM community. As a matter of policy we do not discuss the details of our contracts or the negotiations with our suppliers, however we do see this as a challenging steel buying environment. Our overall Company guidance range represents our estimates of the likely outcomes surrounding this issue and all other projected data at this time.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the first quarter of 2008 was approximately $161.4 million as compared to $139.9 million in the same quarter last year.

At this time I will turn the presentation back to James for the question and answer session.